Exhibit 4.15

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of August 2, 2022 (the “Effective Date”) among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership, as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including INNOVATUS LIFE SCIENCES LENDING FUND I, LP in its capacity as a Lender, and MDXHEALTH SA, a limited liability company existing under the laws of Belgium, having its registered office at Rue d’Abhooz 31, 4040 Herstal, Belgium and registered under company number 0470.292.440 RLP Liège, division Liège (“Parent”) and MDXHEALTH, INC., a Delaware corporation with offices located at 15279 Alton Parkway, Suite 100, Irvine, CA 92618 (“US Sub”; together with Parent, individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	DEFINITIONS, ACCOUNTING AND OTHER TERMS

1.1 Capitalized terms used herein shall have the meanings set forth in Section 13 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with IFRS and all calculations shall be made in accordance with IFRS. The term “financial statements” shall include the accompanying notes and schedules. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a)

(i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower on the Effective Date in an aggregate principal amount of Thirty Five Million Dollars ($35,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (the “Term A Loan”). After repayment, the Term A Loan may not be re-borrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term B Draw Period in an aggregate principal amount of Twenty Million Dollars ($20,000,000.00), in a single tranche of Twenty Million Dollars ($20,000,000) or two tranches of Ten Million Dollars ($10,000,000) each, according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly and collectively, jointly and severally as “Term B Loan”). After repayment, the Term B Loan may not be re-borrowed.

(iii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term C Draw Period in an aggregate principal amount of Fifteen Million Dollars ($15,000,000.00), in a single tranche of Fifteen Million Dollars ($15,000,000) or two tranches of Seven Million Five Hundred Thousand Dollars ($7,500,000) each, according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly and collectively, jointly and severally as “Term C Loan;” each Term A Loan, Term B Loan and Term C Loan is referred to singly as a “Term Loan” and the Term A Loan, Term B Loan and Term C Loan are referred to collectively as the “Term Loans”). After repayment, the Term C Loan may not be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of any Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date after such Funding Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to twelve (12) months. All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments. If an event described in Section 7.2(c)(ii) occurs, Parent’s American Depositary Shares (“ADSs”) are delisted from The Nasdaq Capital Market for any reason whatsoever, or the Term Loan is accelerated following the occurrence of an Event of Default in accordance with Section 9.1, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Fee, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Fee had not previously been paid in full in connection with the prepayment of the Term Loan in full, Borrower shall pay to each Lender in accordance with its respective Pro Rata Share, the Final Fee in respect of the Term Loan.

(d) Permitted Prepayment of Term Loan. After the date that is the first anniversary of the Effective Date, Borrower shall have the option to prepay any portion of, of the Term Loan advanced by the Lenders under this Agreement for so long as such prepayment is in the minimum amount of Five Million Dollars ($5,000,000.00) and in increments of Two Million Five Hundred Thousand Dollars ($2,500,000.00), provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least seven (7) Business Days prior to such prepayment, and (ii) pays to Collateral Agent for the benefit of each Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the relevant outstanding principal of the Term Loan being prepaid plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee with respect to the outstanding principal amount being prepaid, (C) the Prepayment Fee with respect to the outstanding principal amount being prepaid, plus (D) all other outstanding Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.3 Payment of Interest on the Term Loan.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Basic Rate, determined by Collateral Agent on the Funding Date of the Term Loan and monthly thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e); provided that at the election of Borrower (which, if elected, shall be considered elected on the Funding Date of the applicable Term Loan) with no less than five (5) Business Days’ written notice to Collateral Agent prior to the Funding Date of the applicable Term Loan, a portion of the interest may be payable in-kind by adding an amount equal to the PIK Rate of the outstanding principal amount to the then outstanding principal balance on a monthly basis until the third anniversary of the Effective Date so as to increase the outstanding principal balance of the outstanding Term Loans on each Payment Date and which amount shall be payable when the principal amount of the applicable Term Loans is payable in accordance with Sections 2.2(b) and 2.3(e) and on which principal amount interest shall be owed pursuant to Section 2.3(a).

Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full.

(a) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(b) 365 Day Year. Interest shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.

(c) Intentionally Left Blank.

(d) Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

(e) Changes in Prime Rate. In the event the Prime Rate is changed from time to time hereafter and because of any such change the Basic Rate changes, the Basic Rate shall be increased or decreased, effective as of the day of such change in the Prime Rate.

2.4 Fees. Borrower shall pay to Collateral Agent:

(a) Facility Fee. The Term Loan Facility Fee, which shall be due on the Funding Date of each Term Loan with respect to such Term Loan, to be shared among the Lenders in accordance with their respective Pro Rata Shares;

(b) Final Fee. The Final Fee, when due hereunder, to be shared among the Lenders in accordance with their respective Pro Rata Shares;

(c) Prepayment Fee. The Prepayment Fee, when due hereunder, to be shared among the Lenders in accordance with their respective Pro Rata Shares;

(d) Term B Loan Non-Utilization Fee. If the Term B Draw Period commences and Borrower both (i) fails to draw any of the Term B Loan and (ii) fails to notify Collateral Agent, at any time before the commencement of the Term B Draw Period or at any time before the date that is two (2) weeks after the commencement of the Term B Draw Period, of Borrower’s intent not to draw any portion of the Term B Loan (it being agreed and understood that the Term B Loan can either be drawn in a single tranche of Twenty Million Dollars ($20,000,000) or two tranches of Ten Million Dollars ($10,000,000) each), a non-utilization fee equal to three percent (3.00%) of the undrawn portion of the Term B Loan shall become due and payable on the earliest of (i) the termination of the Term B Draw Period, (ii) the Maturity Date, (iii) acceleration of any Term Loan following an Event of Default, or (iv) the prepayment of the Term Loan pursuant to Section 2.2(c) or (d);

(e) Term C Loan Non-Utilization Fee. If the Term C Draw Period commences and Borrower (i) fails to draw any of the Term C Loan and (ii) fails to notify Collateral Agent, at any time before the commencement of the Term C Draw Period or at any time before the date that is two (2) weeks after the commencement of the Term C Draw Period, of Borrower’s intent not to draw any portion of the Term C Loan (it being agreed and understood that the Term C Loan can either be drawn in a single tranche of Fifteen Million Dollars ($15,000,000) or two tranches of Seven Million Five Hundred Thousand Dollars ($7,500,000) each), a non-utilization fee equal to three percent (3.00%) of the undrawn portion of the Term C Loan shall become due and payable on the earliest of (i) the termination of the Term C Draw Period, (ii) the Maturity Date, (iii) acceleration of any Term Loan following an Event of Default, or (iv) the prepayment of the Term Loan pursuant to Section 2.2(c) or (d); and

(f) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for due diligence, investigation, documentation and negotiation of this Agreement), incurred through and after the Effective Date, when due; provided, however, Borrower shall not be obligated to pay more than One Hundred Sixty Thousand Dollars ($160,000.00) in the aggregate of the Lenders’ Expenses incurred through the Effective Date only.

2.5 Withholding. Payments received by the Collateral Agent or the Lenders from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority within the time allowed and in the minimum amount required by law. Borrower will, promptly furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.

A payment shall not be increased under this Section 2.5 by reason of a withholding or deduction, if:

(a) on the date on which the payment becomes due or payable, the payment could have been made to the Lender without a deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority which is not a BEPS-Related Change; or

(b) the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without withholding or deduction had that Lender complied with its obligations indicated in the below paragraph in this Section 2.5.

Each Treaty Lender shall cooperate in completing any procedural formalities necessary for the Borrower to obtain authorization to make payments without or, as the case may be, with a reduced withholding or deduction.

2.6 Lender Status Confirmation. Each Original Lender, as well as each New Lender in the documentation which it executes on becoming a Party as a Lender, shall indicate which of the following categories it falls in:

(a) not a Qualifying Lender;

(b) a Qualifying Lender (other than a Treaty Lender); or

(c) a Treaty Lender.

2.7 Indirect Taxes. All amounts set out or expressed in a Loan Document to be payable by any party to a Lender shall be deemed to be exclusive of any Indirect Taxes. If any Indirect Taxes are or become chargeable on any supply made by any Lender to any party in connection with a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Taxes. Where a Loan Document requires any party to reimburse or indemnify a Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all Indirect Taxes incurred by that Lender in respect of the costs or expenses to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Taxes.

2.8 Non-Cooperative Jurisdictions. In respect of the Parent, as at the date of this Agreement, each Original Lender represents that (i) it is not incorporated, established, resident, having its place of effective management, or acting through a permanent establishment situated, as the case may be, in a Non-Cooperative Jurisdiction and (ii) the bank account(s) to which payments will be made to which that Original Lender will be entitled, are not (A) managed by or held with a person or persons incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or managed by or held with a permanent establishment situated in a Non-Cooperative Jurisdiction or (B) managed by, or held with, (1) a financial institution incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.

In respect of the Parent, each Lender which is not an Original Lender shall also specify, in the documentation which it executes on becoming a party to this Agreement as a Lender, whether (i) it is incorporated, established, resident, having its place of effective management, or acting through a permanent establishment situated, as the case may be, in a Non-Cooperative Jurisdiction and (ii) the bank account(s) to which payments will be made to which that Lender will be entitled, are (A) managed by or held with a person or persons incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or managed by or held with a permanent establishment situated in a Non-Cooperative Jurisdiction or (B) managed by or held with (1) a financial institution incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.

In respect of the Parent, each Lender shall notify the Collateral Agent if it (i) is incorporated, established, resident, having its place of effective management, or acting through a permanent establishment situated, as the case may be, in a Non-Cooperative Jurisdiction; or (ii) uses for the purposes of the Loan Documents a bank account (A) managed by or held with a person or persons incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or managed by or held with a permanent establishment situated in a Non-Cooperative Jurisdiction or (B) managed by, or held with, (1) a financial institution incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction, in each case at such time or during such period or in connection with such payments, as indicated by the Parent in a request to make such notification. The Lender shall make such notification within ten Business Days of demand of the Collateral Agent, and the Collateral Agent shall notify the Parent thereof within twenty Business Days of request of the Parent (which shall refer to this Section 2.8).

Each Lender which (i) is incorporated, established, resident, having its place of effective management, or acting through a permanent establishment situated, as the case may be, in a Non-Cooperative Jurisdiction; or (ii) uses for the purposes of the Loan Documents a bank account (A) managed by or held with a person or persons incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or managed by or held with a permanent establishment situated in a Non-Cooperative Jurisdiction or (B) managed by, or held with, (1) a financial institution incorporated, established, resident or having its place of effective management in a Non- Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction, shall within ten Business Days following the receipt of a demand of the Parent (which shall refer to this paragraph 2.8) provide such information as is reasonably requested by the Parent, to demonstrate that it cannot be considered as an artificial construction within the meaning of Article 198, §1, 10° of the Belgian Income Tax Code 1992. Such demand can only be made by the Parent if it is accompanied by a written request from the Belgian tax authorities to the Parent to demonstrate that the Lender is not an artificial construction within the meaning of Article 198, §1, 10° of the Belgian Income Tax Code 1992.

The Collateral Agent and each Lender shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount payable under a Loan Document by a Borrower established in Belgium not being deductible from that Borrower’s taxable income for Belgian tax purposes by reason of that amount being (i) paid or accrued to the Collateral Agent or a Lender incorporated, established, resident, having its place of effective management, or acting through a permanent establishment situated, as the case may be, in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Collateral Agent or Lender and (A) managed by or held with a person or persons incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or managed by or held with a permanent establishment situated in a Non-Cooperative Jurisdiction or (B) managed by, or held with, (1) a financial institution incorporated, established, resident or having its place of effective management in a Non-Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction; including (but not limited to) transferring its rights and obligations under the Loan Documents to another Affiliate or permanent establishment.

2.9 Secured Promissory Notes. Each Term Loan shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender to such effect as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, such Lender shall provide a lost note indemnity therefor by such Lender in form and substance reasonably satisfactory to Borrower, and Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor and conditions as the Secured Promissory Note.

2.10 Conversion To Equity. Prior to the third anniversary of the Effective Date, Lenders shall have the right at their election, but not the obligation, to convert up to fifteen percent (15.00%) of the outstanding aggregate principal amount of the Term Loans into (at the Lenders’ option) new ordinary shares of Parent, which shall be delivered in the form of ADSs of Parent (on a ratio of 1 ADS per 10 ordinary shares, or the ratio contemporarily in application at the time of conversion) at a price per ADS equal to $11.21 (which price shall be subject to appropriate adjustment for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) based on the exchange rate then in effect. Such ordinary shares of Parent delivered in the form of ADSs of Parent shall be referred to herein as “Parent Equity.”

To exercise their rights under this Section 2.10, by giving a written notice substantially in the form of Schedule 2 hereto (a “Notice of Conversion”), the Lenders shall notify Parent of the amount of the Term Loans that is to be converted into Parent Equity. In the event the Lenders elect to convert a portion of the principal amount of the Term Loans into Parent Equity, then the relevant principal amount of the Term Loans shall not be repaid in cash but shall remain outstanding as a payable (without accruing interest) (the relevant “ADS Payable”) due by Parent as from valid delivery of an executed Notice of Conversion in relation to such principal amount of the Term Loans, and which payable shall need to be contributed in kind by the Lenders to Parent within the context of a capital increase by Parent within the framework of the authorised capital of Parent (the “Contribution of an ADS Payable”) against the issuance by Parent of the relevant number of new ordinary shares of Parent, which shall be delivered in the form of the relevant ADSs of Parent. For the purpose of Contribution of an ADS Payable, the amount of the relevant ADS Payable shall be converted into euro on the basis of the relevant USD/EUR exchange ratio as shall be published by the European Central Bank (“ECB”) on https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html (or such other relevant website of the ECB) (the “Exchange Rate”) on the Trading Day preceding the date of the relevant notarial deed in which the issuance of the relevant ordinary shares of Parent underlying the ADSs of Parent and the corresponding capital increase are established, and whereby final amount in euro will be rounded down to the nearest two decimals. Provided that a duly executed Notice of Conversion is delivered by the Lenders to Parent, the relevant ADSs of Parent shall be delivered to the Lenders no later than fifteen (15) Trading Days as from the reception of the relevant Notice of Conversion.

Upon issuance of Parent Equity in accordance with the provisions of this Section 2.10, the principal amount of the Term Loans so converted shall be deemed to have been prepaid for the purposes of this Agreement, provided, however, no Prepayment Fee, Final Fee or any other fee, cost or other amount shall be due with respect to such deemed prepayment. Furthermore, contemporaneously with the issuance of Parent Equity, Parent shall deliver to the Lenders applicable forms and extracts evidencing Parent Equity.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Term Loan. Each Lender’s obligation to make the Term Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received on the Effective Date, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) original Loan Documents, each duly executed by the Borrowers;

(b) a completed Perfection Certificate for Borrower and each of its Subsidiaries;

(c) the Operating Documents and good standing certificates (or local law equivalents) of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) a copy of resolutions of the governing body for Borrower evidencing approval of the Term Loan and other transactions evidenced by the Loan Documents (subject to Section 6.2);

(e) duly executed original officer’s certificates for Borrower and each Subsidiary that is a party to the Loan Documents certifying as to (i) the incumbency of each Responsible Officer executing each Loan Document and (ii) the documents delivered pursuant to Section 3.1(d) and 3.1(e), in a form acceptable to Collateral Agent and the Lenders;

(f) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(g) a duly executed legal opinion of New York counsel to Borrower dated as of the Effective Date;

(h) a duly executed legal opinion regarding capacity and authority of the Borrower’s signatories and Borrower from Borrower’s Belgian counsel;

(i) a payoff letter from Kreos Capital VI (UK) Limited in respect of the Existing Indebtedness;

(j) evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(k) fully executed Acquisition Documents, dated as of or prior to the Effective Date, and evidence acceptable to Collateral Agent that the Oncotype DX GPS Acquisition shall be consummated contemporaneously with the funding of the Term A Loan;

(l) payment of the Facility Fee and Lenders’ Expenses then due as specified in Section 2.4 hereof;

(m) a Belgian law intellectual property rights pledge agreement between the Parent and the Collateral Agent, duly executed by the parties thereto;

(n) a Belgian law accounts and receivables pledge agreement between the Parent and the Collateral Agent, duly executed by the parties thereto; and

(o) a Belgian law business assets pledge agreement between the Parent and the Collateral Agent, duly executed by the parties thereto.

3.2 Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:

(a) receipt by Collateral Agent of (i) an executed Loan Payment Request Form in the form of EXHIBIT B-1 attached hereto and (ii) an executed Disbursement Letter in the form of EXHIBIT B-2 attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of each Loan Payment Request Form and the date of each Disbursement Letter and the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;

(c) in such Lender’s reasonable discretion, there has not been any Material Adverse Change since the Effective Date;

(d) no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist;

(e) to the extent not delivered at the Effective Date, duly executed original Secured Promissory Notes, in number, form and content acceptable to each Lender, and in favor of each Lender according to its Commitment Percentage, with respect to each Credit Extension made by such Lender after the Effective Date;

(f) other than for the Term A Loan, immediately after funding of such Term Loan, the ratio of the aggregate principal amount of all Term Loans funded to the volume weighted average market capitalization of the Parent for the preceding ten (10) Trading Days is [***] or less; and

(g) payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.3 Post-Closing Conditions.

(a) Within fourteen (14) days after the Funding Date of the Term A Loan, or such later date as the Collateral Agent agrees to in writing in its sole discretion, Borrower shall deliver to the Collateral Agent duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries in the in form and substance reasonably satisfactory to Collateral Agent.

(b) Within thirty (30) days of the Funding Date of the Term A Loan, Borrower shall deliver to the Collateral Agent evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders.

(c) Within ninety (90) days of the Funding Date of the Term A Loan (or one hundred twenty (120) days, if requested by Borrower with reasonable explanation for why Borrower requires the additional thirty (30) days), Borrower shall deliver to Collateral Agent;

(i) a landlord’s consent executed in favor of Collateral Agent in respect of all of Borrower’s leased locations in the United States; and

(ii) a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower maintains Collateral having a book value in excess of Five Hundred Thousand Dollars ($500,000.00) in the United States.

3.4 Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent, to any Term Loan. Borrower expressly agrees that the Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, to obtain the Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time twelve (12) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Disbursement Letter and Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If Borrower shall acquire a commercial tort claim (as defined in the Code) which claims damages in excess of $250,000.00 after the date hereof against any third party, Borrower shall grant to Collateral Agent, for the ratable benefit of the Lenders, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend the Term Loan has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

4.3 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing under the laws of their respective jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on or before the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects.

Without prejudice to Section 6.2, the execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower or any of such Subsidiaries, or their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith with respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens’.

(c) On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

(d) All Equipment that is used by Borrower or any of its Subsidiaries is in all material respects of good and marketable quality, free from material defects.

(e) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificates, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement relating to Borrower’s Intellectual Property.

5.3 Litigation. Except as disclosed on the Perfection Certificate (or publicly disclosed, a copy of which public disclosure or an electronic link to which public disclosure has been provided to Collateral Agent), there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000.00) or a claim for infringement of any intellectual property material to Borrower’s or any of its Subsidiaries’ business. Except as disclosed on the Perfection Certificate (or publicly disclosed, a copy of which public disclosure or an electronic link to which public disclosure has been provided to Collateral Agent), there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any Subsidiaries involving challenges to the validity of any Intellectual Property.

5.4 No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries, delivered to Collateral Agent fairly present, in conformity with applicable law and IFRS, in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries. Since the date of the most recent financial statements submitted to any Lender, there has not been a Material Adverse Change.

5.5 Solvency. Borrower and its Subsidiaries, when taken as a whole, are Solvent.

5.6 Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti Terrorism Law.

Any provision of this Section 5.6 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of a breach of any applicable Blocking Law.

5.7 Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than One Hundred Thousand Dollars ($100,000.00), in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes, and, in the case of the Term A Loan, to fund the Oncotype DX GPS Acquisition and to pay off the Existing Indebtedness.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Oncotype DX GPS Acquisition. The Oncotype DX GPS Acquisition shall be consummated contemporaneously with the funding of the Term A Loan in accordance with the Acquisition Documents and no Event of Default shall result therefrom. Furthermore, all asset acquired pursuant to the Oncotype DX GPS Acquisition shall be part of Collateral and subject to Collateral Agent’s continuing perfected security interest.

6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to Collateral Agent and each Lender:

(i) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent (it being agreed and understood that Borrower may provide separate financial statements required by this clause (i) (but not including expenses) for the first two quarters after the Effective Date for the Oncotype DX GPS business and that for such first two quarters after the Effective Date, they may not be included in Borrower’s consolidated financials);

(ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the Securities and Exchange Commission, audited consolidated financial statements prepared under IFRS, consistently applied, together with an unqualified opinion (except for a going concern qualification) on such financial statements from an independent certified public accounting firm of a well-established international reputation;

(iii) as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of ten (10) days after such approval and forty-five (45) days after the last day of Borrower’s fiscal year, Borrower’s annual (A) financial projections and (B) budget, in each case, for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections and/or budget approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);

(iv) within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s board of directors, security holders or holders of Subordinated Debt;

(v) within five (5) days of filing, all reports on Form 10 K (or Form 20 K), 10 Q and 8 K (or Form 6 K) filed with the (or similar reports filed with the Securities and Exchange Commission);

(vi) notice (at the end of the applicable quarter) of any amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto;

(vii) as soon as available, but no later than thirty (30) days after the last day of each quarter (or month if an Event of Default has occurred and is continuing), copies of the month end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);

(viii) prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise could reasonably be expected to have a Material Adverse Change;

(ix) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the Borrower’s Intellectual Property and (B) could reasonably be expected to result in a Material Adverse Change;

(x) written notice at least (10) days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(xi) written notice at least (30) days’ prior to Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Borrower or any of its Subsidiaries), (B) changing its jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its legal name, or (E) changing any organizational number (if any) assigned by its jurisdiction of organization;

(xii) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;

(xiii) immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xiv) notice of any commercial tort claim of Borrower in excess of Three Hundred Thousand Dollars ($300,000) and of the general details thereof;

(xv) if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number; and (xvi) other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each quarter, deliver to Collateral Agent and each Lender:

(i) a duly completed Compliance Certificate signed by a Responsible Officer (if such month is the last month of the quarter);

(ii) an updated Perfection Certificate, on a quarterly basis, to reflect any amendments, modifications and updates to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this Agreement; in each case, subject to the review and approval of Collateral Agent and each Lender;

(iii) copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(iv) written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(v) written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs (to be awarded against Borrower or any of its Subsidiaries) to Borrower or any of its Subsidiaries of more than Five Hundred Thousand Dollars ($500,000.00); and (vi) written notice of all returns, recoveries, disputes and claims regarding Inventory or services that involve more than Five Hundred Thousand Dollars ($500,000.00) individually or in the aggregate in any calendar year.

(c) Keep proper, complete and true books of record and account in accordance with applicable law and IFRS in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral (provided, however, access to highly confidential proprietary information of Borrower or any of its Subsidiaries may not be provided unless such information relates to the occurrence of Event of Default under this Agreement). Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing. Notwithstanding the foregoing, upon request of any Lender, Borrower agrees to permit such Lender to communicate with Borrower’s accounting firm (in the presence of a representative of the Borrower) with respect to the consolidated financial statements delivered pursuant to this Section 6.2.

6.3 Reserved.

6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Collateral Agent and each Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Commencing with the Effective Date, keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies (other than third party liability policies) shall show, or have endorsements showing, Collateral Agent, as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days’ prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any property policy (related to the Collateral) within 90 days of receipt thereof up to Seven Hundred Fifty Thousand Dollars ($750,000.00) with respect to any loss, but not exceeding Seven Hundred Fifty Thousand Dollars ($750,000.00), in the aggregate for all losses under all property policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

Notwithstanding anything herein to the contrary, Borrower does not need to provide evidence of its compliance with the provisions of this Section 6.5 until thirty (30) days after the Effective Date.

6.6 Operating Accounts.

(a) Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any of its Subsidiaries establishes any Collateral Account. In addition, for each Collateral Account that Borrower at any time maintains in the United States, Borrower shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificate or with respect to each Medicare Account.

(b) Neither Borrower nor any of its Subsidiaries shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Section 6.6.

6.7 Protection of Intellectual Property Rights. Unless to the extent otherwise permitted under of Section 7.1 hereof, Borrower and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of a challenge to the validity, or material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent. If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall at the end of the then current quarter provide written notice thereof to Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least ten (10) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee (other than at clinical sites, with shipping companies for transportation of Inventory in the ordinary course of business, with contract manufacturers holding raw material or work-in process inventory, or with others holding sample collection or specimen transportation kits), in each case pursuant to Section 7.2, then Borrower shall notify Collateral Agent contemporaneously and, in the event that the Collateral at any new location that is in the United States is valued in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, at Collateral Agent’s election, the Borrower shall ensure that such bailee or landlord, as applicable, executes and delivers a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent within ninety (90) days of the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10 Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify Collateral Agent of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Collateral Agent to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary to become either a co-Borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in the Shares of such New Subsidiary.

6.11 Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement, including without limitation, permit Collateral Agent or any Lender to discuss Borrower’s financial condition with Borrower’s accountants.

6.12 Financial Covenant. Commencing on June 30, 2023, Borrower shall achieve [***]

6.13 Liquidity Covenant. Borrower shall at all times maintain in one or more Collateral Accounts in the United States subject to Control Agreement(s) in favor of Collateral Agent an aggregate cash balance of (i) not less than [***], if the last opinion issued by Borrower’s independent certificated public account firm had no qualification with respect to going concern and (ii) not less than [***], if the last opinion issued by Borrower’s independent certificated public account firm had a qualification with respect to going concern; provided, however, each of the foregoing is subject to appropriate increase (on a dollar for dollar basis) in the event of Borrower’s undisputed delinquency in payment of its rent or accounts payable to critical vendors. Notwithstanding anything herein to the contrary, at all times when (i) Borrower has not delivered all applicable Control Agreements in favor of Collateral Agent with respect to Borrower’s Collateral Accounts maintained in the United States in accordance with Section 3.3(a) or (ii) while any portion of the Kreos Discretionary Convertible Debt is outstanding or any payment obligation of Borrower with respect to it is outstanding, Borrower shall at all times maintain in one or more Collateral Accounts in the United States subject to Control Agreement(s) in favor of Collateral Agent an aggregate cash balance of not less than [***].

6.14 Subsequent Approvals

(a) As the case may be, obtain in due time (and prior to Borrower becoming obligated to issue Parent Equity in accordance with the terms of Section 2.10) the legally required board approvals for the issuance of the Parent Equity in accordance with Section 2.10.

(b) Provide to the Collateral Agent (i) evidence that the next following general meeting of the shareholders of the Parent convened after the date of this Agreement has approved and ratified each provision of the Loan Documents that falls within the scope of Article 7:151 of the Belgian Code of Companies and Associations and (ii) evidence that the filing of such approval and ratification with the competent clerk of the enterprise court has been completed within ten (10) Business Days of the date of such general meeting.

6.15 Material Agreements. Borrower shall notify Collateral Agent within thirty (30) days of termination of any Material Agreement to which Borrower or any of its Subsidiaries is a party.

6.16 Kreos Discretionary Convertible Debt. On or before the date that is thirty days immediately after the Funding Date of the Term A Loan, Borrower shall either convert the entire outstanding amount of the Kreos Discretionary Convertible Debt into equity securities of Borrower or repay all obligations of Borrower under the Kreos Discretionary Convertible Debt (provided, however, the aggregate amount of payment made by Borrower to repay the Kreos Discretionary Convertible Debt under this Section 6.16 shall not exceed $500,000).

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including Intellectual Property), except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment and products discontinued in the ordinary course of business; (c) Intellectual Property that is no longer materially useful to the business of Borrower or any of its Subsidiaries as then conducted or proposed to be conducted, in an arm’s length transaction; (d) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (e) not otherwise prohibited hereunder for proceeds not in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; (f) the lapse or abandonment Intellectual Property of Borrower and its Subsidiaries that is no longer materially useful for the business of Borrower or any of its Subsidiaries as then conducted or proposed to be conducted; (g) from Subsidiary to Borrower; or (g) from one Borrower to another Borrower.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) any Key Person shall cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent and each Lender within fifteen (15) days of thereof (it being agreed and understood that publicly viewable filing made with the U.S. Securities and Exchange Commission shall constitute such written notice), or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 49% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions or (B) Borrower ceases to own 100% of the ownership interests of a Subsidiary of Borrower. Borrower shall not, without at least thirty (30) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Borrower or any of its Subsidiaries); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person other than the Oncotype DX GPS Acquisition. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Commencing with the Funding Date of the Term A Loan, create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Commencing with the Funding Date of the Term A Loan, create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Restricted Payments. Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock other than (i) distributions or repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate per fiscal year, and (ii) the payment of a dividend or other distribution to Borrower from any of its Subsidiaries.

7.8 Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries.

7.10 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.11 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12 Compliance with Anti Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti Terrorism Law. Any provision of this Section 7.12 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of a breach of any applicable Blocking Law.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date or acceleration pursuant to Section 9.1 (a) hereof);

8.2 Covenant Default.

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 2.10 (Conversion To Equity), 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.12 (Financial Covenant), 6.13 (Liquidity Covenant), 6.14 (Subsequent Approvals) or 6.16 (Kreos Discretionary Convertible Debt) or Borrower violates any provision in Section 7; provided, however, in the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 6.12, Borrower may cure such breach by means of submitting a new financial plan approved by the board of directors of the Borrower to Collateral Agent which plan must be acceptable to Collateral Agent and provide for Borrower becoming cash flow positive prior to the Maturity Date, no later than thirty (30) days after the occurrence of the breach of the financial covenant and raising sufficient additional capital from the sale and issuance of Borrower’s equity securities as is required to fund such plan within sixty (60) days after the submission of such plan; provided, that upon such cure the parties shall amend the covenant in Section 6.12 in accordance with the new financial plan which amendment must be acceptable to Collateral Agent and shall, among other things, require Borrower to achieve the full net revenue projections set forth in the new financial plan; or

(b) Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the Borrower becoming aware of the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loan shall be made during such cure period);

8.3 Material Adverse Change. A Material Adverse Change has occurred;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b) (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Term Loan shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change.

8.7 Judgments. (a) One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third party insurance) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of fifteen (15) days after the entry thereof or (b) any judgments, orders or decrees rendered against Borrower that could reasonably be expected to result in a Material Adverse Change;

8.8 Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement, in each case where the aggregate outstanding Indebtedness of Borrower and its Subsidiaries to such creditor is in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; (c) any circumstance described in Section 8 occurs with respect to any Guarantor; or (d) a Material Adverse Change with respect to any Guarantor;

8.11 Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ, or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct but only to the extent this has resulted in or could reasonably be expected to result in a Material Adverse Change; (ii) the FDA issues a warning letter or Regulatory Action to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000.00) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ, or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Five Hundred Thousand Dollars ($500,000.00) or more, or that could reasonably be expected to result in a Material Adverse Change even if such settlement agreement is based on previously disclosed conduct; or (v) Borrower or any of its Subsidiaries fails to remediate observations identified in an FDA Form 483 notice of inspection observation to Collateral Agent’s reasonable satisfaction within six months of receipt; or (vi) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

8.12 Lien Priority; Intellectual Property. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens. Any Intellectual Property material to Borrower’s business shall cease to be validly owned or licensed by Borrower free and clear of any Liens other than Permitted Liens.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney in fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney in fact, exercisable upon the occurrence and during the continuance of an Event of Default, to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to extend the Term Loan hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide the Term Loan terminates.

9.3 Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5 Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	MDXHEALTH SA MDxHealth, Inc. 15279 Alton Parkway Suite 100 Irvine, CA 92618 Attn: General Counsel EMAIL: notice@mdxhealth.com

with a copy (which shall not constitute notice) to:	[***]

If to Collateral Agent:	INNOVATUS LIFE SCIENCES LENDING FUND I, LP 777 Third Avenue, 25th Floor New York, NY 10017 Attn: Claes Ekstrom Email: [***]

with a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP One International Place Boston, MA 02110 Attn: Abdullah Malik Fax: (617) 897-0983 Email: [***]

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2 Governing Law and Jurisdiction.

(a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-exclusive Jurisdiction. Nothing contained in this Section 11.2 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, no Lender shall, other than upon the occurrence and during the continuation of an Event of Default, assign or transfer any part of the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents to a direct competitor of any Borrower or to any vulture hedge fund.

The Persons who become a Lender after the date of this Agreement expressly waive any priority of ranking they may have in connection with the Loan Documents pursuant to the Belgian Act of 3 August 2012 on various measures to facilitate the mobilisation of receivables in the financial sector (Wet van 3 augustus 2012 betreffende diverse maatregelen ter vergemakkelijking van de mobilisering van schuldvorderingen in de financiële sector/ Loi du 3 août 2012 relative à des mesures diverses pour faciliter la mobilisation de créances dans le secteur financier) and/or the Belgian Act of 4 August 1992 on mortgage credit (Wet van 4 augustus 1992 op het hypothecair krediet/Loi du 4 août 1992 relative au crédit hypothécaire).

The benefit of the Collateral Agent’s Lien in the Collateral shall automatically transfer to any successor or assign (by way of novation or otherwise) of part or all of the obligations expressed to be secured by that Lien. To the extent necessary, the Parties expressly state for the purposes of Article 1278 and 1281 of the Belgian Civil Code that that Lien will continue to secure any novated claim, and that no Borrower is discharged by that novation.

12.2 Non-Cooperative Jurisdictions. Notwithstanding Section 12.1 above, no such Lender Transfer may be effected without the prior consent of the Parent if at the time of the Lender Transfer (i) the state or territory in which the relevant transferee (the “New Lender”) is incorporated, or has its place of effective management or its permanent establishment, is a Non-Cooperative Jurisdiction; or (ii) the bank account(s) to which payments to which that New Lender will be entitled will be made, are (A) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction; or (B) managed by, or opened with, (1) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.

If the Parent receives a written request for its consent (which shall refer to this Section 12.2), it must within five Business Days either grant its written consent, or request additional information reasonably demonstrating that the New Lender does not qualify as an artificial construction within the meaning of Article 198, §1, 10° of the Belgian Income Tax Code 1992. The Parent is deemed to have granted its consent if it has not granted its written consent or has not requested any such additional information within five Business Days. If the Parent requested and received additional information that is reasonably satisfactory to it, it must grant its written consent. The Parent is deemed to have granted its consent ten Business Days after it received additional information, unless it has notified its duly motivated refusal within that time.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any third party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

If an Indemnified Person is or will be subject to any liability, or required to make any payment for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Loan Document, then the Borrower shall (within five Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of a Finance Document.

This above paragraph above shall not apply:

(a) with respect to any tax assessed on the Indemnified Person, (i) under the law of the jurisdiction in which the Indemnified Person is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Indemnified Person is treated as resident for tax purposes or (ii) under the law of the jurisdiction in which the Indemnified Person’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b) to the extent a loss, liability or cost is compensated for by an increased payment under Clause 2.5 or would have been compensated for by an increased payment under Clause 2.5 but was not so compensated solely because one of the exclusions mentioned in paragraph (a) and (b) of Clause 2.5 applied.

Notwithstanding any other provision, the Borrower shall pay and, within five Business Days of demand, indemnify the Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Loan Document.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.5. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b) Other than as expressly provided for in Section 12.5(a)(i) (iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information of Borrower, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, such Confidential Information as the Lender or Collateral Agent shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loan (provided, however, (i) if, at the applicable time, an Event of Default has occurred and is outstanding, the Lenders and Collateral Agent shall advise such prospective transferee or purchaser about the confidential nature of such information and (ii) if, at the applicable time, no Event of Default has occurred and is continuing, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent at no fault of the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

Each of the Lenders and the Collateral Agent acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Lenders and the Collateral Agent undertakes not to use any Confidential Information for any unlawful purposes.

Each of the Lenders agrees (to the extent permitted by law and regulation) to inform the Parent (a) of the circumstances of any disclosure of Confidential Information made pursuant to paragraphs (c) or (d) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function and upon becoming aware that Confidential Information has been disclosed in breach of this Section 12.9.

12.10 Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.11 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Term Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments (which meetings shall be conducted no more often than once every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.9, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.12 Public Announcement. Borrower hereby agrees that after Borrower has publicly disclosed the transactions contemplated by this Agreement on the internet at Borrower’s website address or on the Securities and Exchange Commission’s website at www.sec.gov (or any similar Governmental Authority’s website in Belgium), Collateral Agent may publicize the same by means of a tombstone advertisement on Collateral Agent’s website and use Borrower’s name, tradenames and logos in connection therewith.

12.13 Collateral Agent and Lender Agreement. Collateral Agent and each Lender hereby agree to the terms and conditions set forth on Annex I attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Annex I attached hereto.

12.14 Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

13.	DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Acquisition Documents” are the final execution versions (provided by Borrower to Collateral Agent prior to the Effective Date) of the Asset Purchase Agreement and related documents, between Borrower, Genomic Health, Inc. and other parties party thereto, related to the acquisition of all assets of Genomic Health, Inc. related to the product Oncotype DX GPS.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners if such Person is a partnership and, for any Person that is a limited liability company, that Person’s managers and members.

“Amortization Date” is September 1, 2026.

“Anti Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Basic Rate” is with respect to each Term Loan, the floating per annum rate of interest (based on a year of three hundred sixty five (365) days) equal to the sum of (a) the greater of (i) Prime Rate, subject to Section 2.3(f), or (ii) Four percent (4.00%), plus (b) Four and twenty-five hundredths percent (4.25%).

“BEPS” means base erosion and profit shifting.

“BEPS-Related Change” means a change in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority as a result of the ratification or entering into force of the MLI and which relates to Article 7 of the MLI.

“Blocking Law” means any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom) or any similar blocking law.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof, the United Kingdom, or any member state of the European Union having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower and such Subsidiary, and Collateral Agent pursuant to which Collateral Agent, for the benefit of the Lenders, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan made hereunder.

“Default” means any event or condition that with notice, lapse of time or both would become an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disbursement Letter” is that certain form attached hereto as EXHIBIT B-2.

“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable Governmental Authority.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Indebtedness” is the indebtedness of Borrower to Kreos Capital VI (UK) Limited in the aggregate principal outstanding amount as of the Effective Date of approximately Nine Million Euros pursuant to that certain loan agreement, dated September 23, 2019, entered into by and between Kreos Capital VI (UK) Limited and Borrower

“Facility Fee” is a fee payable to each Lender: (i) due on the Funding Date of Term A Loan equal to one percent (1.00%) of the total Term Loan Commitment with respect to Term A Loan of such Lender and (ii) due on the Funding Date of Term B Loan equal to one percent (1.00%) of the total applicable Term Loan Commitment with respect to Term B Loan of such Lender.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Final Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest or any other fee payable hereunder) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of the Term Loan pursuant to Section 2.2(c) or (d), in each case equal to Final Fee Percentage multiplied by the aggregate amount of the Term Loans funded (minus such amount, if any, as has been converted pursuant to Section 2.10), payable to Lenders in accordance with their respective Pro Rata Shares.

“Final Fee Percentage” is five percent (5.00%).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state thereof.

“Funding Date” is any date on which the Term Loan is made to or on account of Borrower which shall be a Business Day.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by or from, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (in each case, only to the extent that the rules, regulations or orders of such entity have the force of law), any securities exchange and any self-regulatory organization (to the extent that the rules, regulations or orders of such organization have the force of law).

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements; or after written notice from Borrower to Collateral Agent shall mean GAAP with the commencement of the then next fiscal year of Borrower.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indirect Taxes” means any goods and services tax, consumption tax, value added tax or any similar tax.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) all licenses, sublicenses or other contracts under which Borrower or any Subsidiary is granted rights by third parties in any Intellectual Property asset.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Collateral Agent and dated as of the Effective Date, as may be amended, restated, or otherwise modified or supplemented from time to time.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Michael McGarrity as of the Effective Date, and (ii) Chief Financial Officer, who is Ron Kalfus as of the Effective Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Kreos Discretionary Convertible Debt” is unsecured discretionary convertible debt of Borrower to Kreos Capital VI (UK) Limited in the aggregate outstanding amount of EUR 428,316.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the IP Security Agreement, each Secured Promissory Note, the Perfection Certificate(s), each Control Agreement, each Compliance Certificate, each Loan Payment Request Form, each Disbursement Letter, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified or supplemented from time to time.

“Loan Payment Request Form” is that certain form attached hereto as EXHIBIT B-1.

“Management Plan” is Borrower’s projected revenue attached hereto as Annex X, prepared and approved by the Borrower’s Board of Directors in connection with the commencement of the covenant in Section 6.12.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower, when taken as a whole, or of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the prospect of repayment of any portion of the Obligations, or (c) a material adverse effect on the Collateral.

“Material Agreement” is any license, agreement or other contractual arrangement with a Person or Governmental Authority whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

“Maturity Date” is August 2, 2027.

“Medicare Account” is any “zero balance” deposit account maintained by Borrower, solely for the purpose of receiving payments owed to the Borrower in the framework of Medicare, Medicaid or any other Governmental Authority healthcare program and identified to Collateral Agent on the applicable Perfection Certificate or otherwise by written notice.

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS.

“Non-Cooperative Jurisdiction” means a tax haven country, a low-tax jurisdiction or a non-cooperative jurisdiction, and any other State or jurisdiction within the meaning of Article 307, §1/2, of the Belgian Income Tax Code 1992 or any successor provision.

“Non-Resident Saver” means any Person not resident in Belgium for tax purposes and which does not use its share in the Loan to exercise a professional activity in Belgium pursuant to Article 105, 5° of the Royal Decree of 27 August 1993 implementing the Belgian Income Tax Code 1992.

“Notice of Conversion” has the meaning as given in Section 2.10.

“Oncotype DX GPS Acquisition” is the acquisition by Borrower of all assets of Exact Sciences Corporation related to the product Oncotype DX GPS in accordance with the Acquisition Documents.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Fee, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents..

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on September 1, 2022. “Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s); provided, however, Kreos Discretionary Convertible Debt shall cease to be Permitted Indebtedness commencing the date that is thirty (30) days immediately after the Funding Date of the Term A Loan;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and Indebtedness in connection with credit cards incurred in the ordinary course of business;

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Million Dollars ($2,000,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f) Indebtedness incurred as a result of endorsing of checks and other negotiable instruments for deposit or collection received in the ordinary course of Borrower’s business;

(g) (i) Indebtedness of Borrower to any Borrower or (ii) Subsidiary to a Borrower or another Subsidiary so long as such Indebtedness is pursuant to a Permitted Investment;

(h) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; provided, however, the aggregate amount of such Indebtedness at any given time does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(i) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract entered into (i) to hedge or mitigate risks to which Borrower or any Subsidiary has actual exposure and not for speculative purpose or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary, in each case, in the ordinary course of business; provided, however, the aggregate amount of such Indebtedness at any given time does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(j) Guarantees by Borrower of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of Borrower or any other Subsidiary;

(k) Indebtedness of Borrower or any Subsidiary as an account party in respect of commercial letters of credit; provided, however, the aggregate amount of such Indebtedness at any given time does not exceed Seven Hundred Fifty Thousand Dollars Dollars ($750,000.00);

(l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be; and

(m) other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding.

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;

(b) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or its Subsidiaries;

(d) Investments consisting of Deposit Accounts in which Collateral Agent has a perfected security interest;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) licenses of Intellectual Property that is not materially useful to the business of Borrower or of any of its Subsidiaries, and (C) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (C), (i) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (ii) in the case of any exclusive license, (x) no Event of Default has occurred or is continuing at the time of such license; (y) Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (z) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United State and Europe; and (iii) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to incurring such Indebtedness of, or attach substantially simultaneous with, or within forty-five (45) days after incurring such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non¬exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6 hereof;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j) Permitted Licenses; and

(k) Liens securing Indebtedness and other obligations in an aggregate amount not exceeding $100,000 at any time outstanding.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Rate” is 2.25%.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i) for a prepayment made on or after the Effective Date and through and including the date which is the first anniversary of the Effective Date, three percent (3.00%) of the principal amount of the Term Loans prepaid; provided, however, a prepayment may only be made on or prior to the first anniversary of the Effective Date pursuant to Section 2.2(c) and no voluntary prepayment may be during such period;

(ii) for a prepayment made after the date which is the first anniversary of the Effective Date and through and including the date which is the second anniversary of the Effective Date, two percent (2.00%) of the principal amount of the Term Loans prepaid;

(iii) for a prepayment made after the date which is the second anniversary of the Effective Date through and including the date which is the third anniversary of the Effective Date, one percent (1.00%) of the principal amount of the Term Loan prepaid; and

(iv) for a prepayment made after the date which is the third anniversary of the Effective Date and prior to the Maturity Date, zero percent (0.00%) of the principal amount of the Term Loan prepaid.

Prime Rate” is the Prime Rate published in The Wall Street Journal (or any successor publication if The Wall Street Journal is no longer published) in the “Money Rates” section (or such successor section).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan held by such Lender by the aggregate outstanding principal amount of the Term Loan.

“Qualifying Lender” means any Person which is:

(a) a professional investor within the meaning of Article 105, 3° of the Royal Decree of 27 August 1993 implementing the Belgian Income Tax Code 1992, which is a company resident for tax purposes in Belgium or which is acting through a Facility Office established in Belgium with which the Loan is effectively connected, other than mentioned in (b);

(b) a credit institution as referred to Article 105, 1°, a) of the Royal Decree of 27 August 1993 implementing the Belgian Income Tax Code 1992, which is a company resident for tax purposes in Belgium or which is acting through a Facility Office established in Belgium with which the relevant Loan under a Loan Document is effectively connected;

(c) a credit institution within the meaning of Article 107, §2, 5, a), second dash of the Royal Decree of 27 August 1993 implementing the Belgian Income Tax Code 1992, that is acting through its head office and is resident for tax purposes in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country which is a member state of the European Economic Area;

(d) a credit institution within the meaning of Article 107, §2, 5, a), second dash of the Royal Decree of 27 August 1993 implementing the Belgian Income Tax Code 1992, that is acting through a Facility Office which (i) itself qualifies as a credit institution within the meaning of the aforementioned article 107, §2, 5, a) second dash and (ii) is located in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country which is a member state of the European Economic Area;

(e) a Non-Resident Saver; or

(f) a Treaty Lender.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in the Term Loan, Lenders holding one hundred percent (100.00%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least fifty one percent (51.00%) of the aggregate outstanding principal balance of the Term Loan.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Secured Promissory Note” is defined in Section 2.6.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided that, in the event Borrower, demonstrates to Collateral Agent’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary which is a Foreign Subsidiary, creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or its Subsidiary in such Foreign Subsidiary.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50.00%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make the Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term B Draw Period” is the period commencing on the later of (i) the first date on which Borrower achieves the Term B Milestone and (ii) January 1, 2024 and ending the earlier of (i) June 30, 2024 and (ii) the occurrence of an Event of Default (unless such Event of Default is waived by Collateral Agent and Lenders for the purposes of the continuation of the Term B Draw Period).

“Term B Milestone” is (i) the Funding of the Term A Loan and (ii) the achievement by Borrower and its Subsidiaries of aggregate revenues from the sales of Oncotype DX GPS products, determined in accordance with IFRS, for the fiscal year 2023 of not less than $24,900,000.00.

“Term C Draw Period” is the period commencing on the later of (i) the first date on which Borrower achieves the Term C Milestone and (ii) January 1, 2025 and ending the earlier of (i) June 30, 2025 and (ii) the occurrence of an Event of Default (unless such Event of Default is waived by Collateral Agent and Lenders for the purposes of the continuation of the Term C Draw Period).

“Term C Milestone” is the (i) the Funding of the Term A Loan and (ii) the achievement by Borrower and its Subsidiaries of aggregate revenues from the sales of Oncotype DX GPS products, determined in accordance with IFRS, for the fiscal year 2024 of not less than $30,700,000.00.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Trading Days” means any days during the course of which the principal securities exchange on which the Parent Equity is listed or admitted to trading is open for the exchange of securities.

“Transfer” is defined in Section 7.1.

“Treaty Lender” means any Person which:

(a) is treated for the purposes of a relevant double taxation agreement as a resident of a jurisdiction having a double taxation agreement with Belgium which makes provision for full or partial exemption from withholding tax imposed by Belgium on interest; and

(b) does not carry on a business in Belgium through a permanent establishment with which the Lender’s participation in a Loan is effectively connected.

“TTM Revenue” means trailing twelve (12) months revenue, determined in accordance with IFRS, as of any date of determination.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MDXHEALTH SA

By:	/s/ Michael McGarrity
Name:	Michael McGarrity
Title:	Authorized representative

BORROWER:

MDXHEALTH, INC.

By:	/s/ Michael McGarrity
Name:	Michael McGarrity
Title:	Director and CEO

COLLATERAL AGENT AND LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By: Innovatus Life Sciences GP, LP
Its: General Partner

By:	/s/ Andrew Ryan
Name:	Andrew Ryan
Title:	Authorized representative

[Signature Page to Loan and Security Agreement]

Schedule 1.1

Lenders and Commitments

Term A Loan

Lender	Term Loan A Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$35,000,000	100.00%
TOTAL	$35,000,000	100.00%

Term B Loan

Lender	Term Loan B Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$20,000,000	100.00%
TOTAL	$20,000,000	100.00%

Term C Loan

Lender	Term Loan B Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$15,000,000	100.00%
TOTAL	$15,000,000	100.00%

Schedule 2

Notice of Conversion

To:	MDxHealth SA
Rue d’Abhooz 31
4040 Herstal
Belgium

From:	[Lenders]

[Place/Date]

Loan and Security Agreement – Notice of Conversion

Dear Sirs,

The present letter (the “Notice of Conversion”) is sent on behalf of [Lender], with registered office at [   ], and registered with [relevant company registration] under number [relevant number] [and] / [Lender], with registered office at [   ], and registered with [relevant company registration] under number [relevant number].

We refer to the Loan and Security Agreement dated [   ] 2022, as may be amended from time to time (the “Agreement”), between [Lenders] as Lenders, and MDxHealth SA and MDxHealth, Inc. as Borrower. Capitalized terms used in this Notice of Conversion but not otherwise defined herein shall have the meaning as ascribed to them in the Agreement.

In full knowledge of the Parent’s articles of association, the Lenders hereby irrevocably confirm to the Borrower that:

1.	they exercise the Conversion To Equity right as pursuant to Section 2.10 of the Agreement for an amount of USD [●] (the “Conversion Amount”) against the issuance by Parent of new ordinary shares of Parent, to be delivered to the Lenders in the form of [●] ADSs of Parent;

2.	they shall contribute in kind an ADS Payable, which is due by Parent for an amount equal to the Conversion Amount to the share capital of Parent against the issuance by Parent of new ordinary shares of Parent, to be delivered to the Lenders in the form of [●] ADSs of Parent;

3.	the relevant ADSs of Parent to be delivered to the Lenders shall need to be delivered to [delivery details / account details to be included]; and

4.	they authorize the Parent to take the actions and make the declarations as are necessary to notary public in order to confirm the aforementioned consideration in kind against the issuance of new ordinary shares of the Parent, to be delivered to the Lenders in the form of ADSs of Parent.

Yours faithfully,

On behalf of [Lenders]

Name:

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, Collateral does not include:

(i) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary, if Borrower demonstrates to Collateral Agent’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code;

(ii) any leases, licenses, permits or agreements to the extent that, and so long as, a grant of a security interest therein, or in the property or assets that secure the underlying obligations with respect thereto (a) is prohibited by applicable law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or (b) would violate or invalidate such lease, license, permit or agreement with respect to any Intellectual Property, or create a right of termination in favor of, or require the consent of, any other party thereto, other than the proceeds thereof, and only for so long as such limitation on such pledge or security interest is subject to the limitations described above;

(iii) any motor vehicles and other assets subject to certificates of title and letter of credit rights, to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement;

(iv) any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable law;

(iv) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees;

(v) the Medicare Accounts; and

(vi) any receivable, at any time, owed to the Borrower in the framework of Medicare, Medicaid or any other Governmental Authority healthcare program, in which Borrower is prohibited from granting a security interest under applicable law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition; provided, however, any proceeds of such receivable shall, to the fullest extent permissible under applicable law, be part of Collateral.

EXHIBIT B-1

Loan Payment Request Form

Fax To:	Date:_________

LOAN PAYMENT:

MDXHEALTH SA; MDXHEALTH, INC.

From Account #:		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $		and/or Interest $

Authorized Signature:		Phone Number:
Print Name/Title:

LOAN ADVICE

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #:		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:		Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance are for an outgoing wire.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:
By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/ Title:	Print Name/ Title:
Telephone #:	Telephone #:

EXHIBIT B-2

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

August 2, 2022

The undersigned, being the duly elected and acting Chief Executive Officer of MDXHEALTH SA, a Belgian corporation (“Borrower”), does hereby certify (on behalf of Borrower and not in my personal capacity) to INNOVATUS LIFE SCIENCES LENDING FUND I, LP (“Innovatus” and “Lender”), as collateral agent (the “Collateral Agent”) in connection with that certain Loan and Security Agreement dated as of August 2, 2022, by and among Borrower, Collateral Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Collateral Agent.

4. No Material Adverse Change has occurred.

5. The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

6. The proceeds of the Term A Loan shall be disbursed as follows:

[***]

7. The Term A Loan shall amortize in accordance with the Loan Interest Rate And Payment Of Principal schedule attached as Annex Y (as amended or restated from time to time) to the Loan Agreement.

8. The aggregate net proceeds of the Term A Loan shall be transferred to the Designated Deposit Account as follows:

[***]

[Balance of Page Intentionally Left Blank]

Dated as of the date first set forth above.

BORROWER:

MDXHEALTH SA, on behalf of all Borrowers

By
Name:
Title:

COLLATERAL AGENT AND LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By: Innovatus Life Sciences GP, LP
Its: General Partner

By
Name:
Title:

EXHIBIT C

Compliance Certificate

TO:	INNOVATUS LIFE SCIENCES LENDING FUND I, LP, as Collateral Agent and Lender

FROM:	MDXHEALTH SA, as Borrower

The undersigned authorized officer (“Officer”) of MDXHEALTH SA (“Borrower”), hereby certifies (on behalf of Borrower and not in my personal capacity) that in accordance with the terms and conditions of the Loan and Security Agreement dated as of August [_], 2022, by and among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a) Borrower is in complete compliance with the financial covenants set forth in Section 6.12 of the Loan Agreement for the period ending with all required covenants except as noted below.

(b) There are no Defaults or Events of Default, except as noted below.

(c) Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d) Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;

(e) No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with IFRS and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement		Actual	Complies
1)	Financial statements	Quarterly within 45 days			Yes	No	N/A
2)	Annual (CPA Audited) statements	Within 120 days after FYE			Yes	No	N/A
3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within earlier 10 days of approval or 45 days of FYE), and when revised (no later than 7 days of approval)			Yes	No	N/A
4)	6-K, 8-K, 10-K, 20-F and 10-Q Filings	If applicable, within 5 days of filing			Yes	No	N/A
5)	Month-end account statements	Monthly within 30 days			Yes	No	N/A
6)	Compliance Certificate	Quarterly within 30 days			Yes	No	N/A
7)	IP Report	When required			Yes	No	N/A
8)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$	________	Yes	No	N/A
9)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$	________	Yes	No	N/A
10)	Loan confirmation submitted to the fund administrator for Innovatus Life Sciences Lending Fund I, LP (see Exhibit C-2 to the Loan Agreement)	Quarterly within 45 days			Yes	No	N/A

Negative Covenant Compliance

	Negative Covenant	Complies
1)	Dispositions (§ 7.1)	Yes	No	N/A
2)	Changes in Business, Management, Ownership, or Business Locations (§ 7.2)	Yes	No	N/A
3)	Mergers or Acquisitions (§ 7.3)	Yes	No	N/A
4)	Indebtedness (§ 7.4)	Yes	No	N/A
5)	Encumbrance (§ 7.5)	Yes	No	N/A
6)	Maintenance of Collateral Accounts (§ 7.6)	Yes	No	N/A
7)	Restricted Payments (§ 7.7)	Yes	No	N/A
8)	Investments (§ 7.8)	Yes	No	N/A
9)	Transactions with Affiliates (§ 7.9)	Yes	No	N/A
10)	Subordinated Debt (§ 7.10)	Yes	No	N/A
11)	Compliance (§ 7.11)	Yes	No	N/A
12)	Compliance with Anti Terrorism Laws (§ 7.12)	Yes	No	N/A
13)	Material Agreements (§ 7.13)	Yes	No	N/A

Please attach supporting documentation and calculations for the below financial covenants.

	Covenant	Requirement	Actual		Complies
1)	Minimum TTM Revenue	Set forth in Section 6.12	$	_______	Yes	No	N/A
2)	Minimum Cash Balance	Set forth in Section 6.13	$	_______	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Other Matters

1)	Have there been any changes in any Key Person since the last Compliance Certificate?	Yes	No
2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No
3)	Have there been any new or pending claims or causes of action against Borrower that involve more than One Hundred Thousand Dollars ($100,000.00)?	Yes	No
4)	Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No
5)	Has Borrower or any Subsidiary entered into or amended any Material Agreement? If yes, please explain and provide a copy of the Material Agreement(s) and/or amendment(s).	Yes	No
6)	Has Borrower provided the Collateral Agent with all notices required to be delivered under Sections 6.2(a) and 6.2(b) of the Loan Agreement?	Yes	No
7)	Have there been any material updates to the contents of the Perfection Certificate last delivered? If yes, please explain.	Yes	No
8)	Since the last Compliance Certificate, do you anticipate any impending product shortages or supply chain disruptions? If yes, please explain.	Yes	No
9)	Are there major components from suppliers that are single sourced? If yes, please explain.	Yes	No
10)	Does the Business Continuity Plan address potential business interruptions and provide a plan to resume business operations?	Yes	No
11)	Have there been any changes to insurance policies providing coverage for business interruption since the last Compliance Certificate? If yes, please explain.	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

MDXHEALTH SA, on behalf of
all Borrowers.

By:
Name:
Title:

Date:

COLLATERAL AGENT USE ONLY

Received by:	______________________	Date:________
Verified by:	______________________	Date:________
Compliance Status:	Yes	No

Exhibit C-2

Loan Confirmation

In accordance with the loan documents, Innovatus Life Sciences Lending Fund I, LP and Innovatus Life Sciences Offshore Fund I-A, LP (collectively, the “Funds”), managed by Innovatus Capital Partners, LLC, please complete the information below on a quarterly basis and sign and date this confirmation. Please then send directly to the Funds administrator, HedgeServ Corporation., the following information related to the Funds’ total investment in MDXHEALTH SA and MDXHEALTH, INC.:

1)	Please provide the following information as it relates to the Funds (Include: Date, Loan Description, Principal Outstanding): Please see table below

Date – For the Quarter Ended	Loan Description	Principal Outstanding

Total

Please sign, date, and email a copy of your response to HedgeServ at HS InnovatusNAV@HedgeServ.com and copy Accounting@InnovatusCP.com no later than 30 days after quarter end.

CONFIRMATION:

Signature:

Print Name:

Title:

Date:

Phone:

EXHIBIT D

Form of Secured Promissory Note

[see attached]

SECURED PROMISSORY NOTE
(Term [A][B][C] Loan)

$___________	Dated: [DATE]

FOR VALUE RECEIVED, the undersigned, MDXHEALTH SA, a limited liability company existing under the laws of Belgium (“Parent”) and MDXHEALTH, INC., a Delaware corporation (“US Sub”; together with Parent, individually and collectively, jointly and severally, “Borrower”) HEREBY PROMISES TO PAY to the order of INNOVATUS LIFE SCIENCES LENDING FUND I, LP (“Lender”) the principal amount of [ ] MILLION DOLLARS ($ ) or such lesser amount as shall equal the outstanding principal balance of the Term [A][B][C] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [A][B][C] Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated August 2, 2022 by and among Borrower, Lender, INNOVATUS LIFE SCIENCES LENDING FUND I, LP, as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term [A][B][C] Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A][B][C] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A][B][C] Loan, interest on the Term [A][B][C] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

MDXHEALTH SA
MDXHEALTH, INC.

By:
Name:
Title:

CORPORATE BORROWING CERTIFICATE

BORROWER:	MDXHEALTH INC.	DATE: [DATE]

LENDER:	INNOVATUS LIFE SCIENCES LENDING FUND I, LP, as Collateral Agent and Lender

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Articles/Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Articles/Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4. Attached hereto as Exhibit C are the specimen signatures of the genuine signatures of officers of Borrower. Each officer of the Borrower indicated on Exhibit C has been duly elected and is, at present, qualified and acting in the office indicated opposite such officer’s name.

5. Attached hereto as Exhibit D is a true, correct and complete copy of the resolutions of Borrower that were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

[Balance of Page Intentionally Left Blank]

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the___________________of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.
[print title]

By:
Name:
Title:

Exhibit A

Articles/Certificate of Incorporation

Exhibit B

Bylaws

Exhibit C

Incumbency

Name	Title	Signature	Authorized to Add or Remove Signatories
☐
☐
☐
☐

Exhibit D

Resolutions

ANNEX I

Collateral Agent and Lender Terms

1. Appointment of Collateral Agent.

Each Lender hereby appoints INNOVATUS LIFE SCIENCES LENDING FUND I, LP (together with any successor Collateral Agent pursuant to Section 7 of this Annex I) as Collateral Agent under the Loan Documents (including as representative within the meaning of Article 5 of the Belgian Act of 15 December 2004 on financial collateral and Article 3 of the Belgian Act of 11 July 2013 on proprietary security on movable assets as set out in Title XVII of Book III of the Belgian Civil Code) and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Collateral Agent and each Lender for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Annex I to the extent provided by Collateral Agent.

Under the Loan Documents, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by [LENDER 2] or any of its Affiliates in any capacity.

2. Binding Effect; Use of Discretion; E-Systems.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

If Collateral Agent shall request instructions from Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of Required Lenders or all affected Lenders, as applicable.

Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

3. Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or Knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders, provided that Collateral Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.

4. Collateral Agent Individually. Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Affiliate of Borrower as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its Affiliates makes the Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5. Lender Credit Decision; Collateral Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (a “Collateral Agent Report”). Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower. Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation. Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.

6. Indemnification. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Annex I to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Collateral Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent. Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Annex I.

7. Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Annex I. If Collateral Agent delivers any such notice, the Required Lenders shall have the right, with Borrower’s prior written consent (unless an Event of Default has occurred and is continuing at the time of the appointment) to appoint a successor Collateral Agent. If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (iv) subject to its rights under Section 2(b) of this Annex I, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

8. Release of Collateral. Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Guarantor or Subsidiary “co-Borrower” if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b) any Lien held by Collateral Agent for the benefit of itself and the Lenders against (i) any Collateral that is sold or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and Borrower, upon (A) termination of all of the Term Loan Commitments, (B) payment in full in cash of all of the Obligations that Collateral Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, and (C) to the extent requested by Collateral Agent, receipt by Collateral Agent and Lenders of liability releases from Borrower in form and substance acceptable to Collateral Agent (the satisfaction of the conditions in this clause (iii), the “Termination Date”).

9. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable requirement of law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Annex I, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10. Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a) Advances; Payments. If Collateral Agent receives any payment with respect to the Term Loan for the account of Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to the Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) Return of Payments.

(i) If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c) Non-Funding Lenders.

(i) Unless Collateral Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Collateral Agent such Lender’s Pro Rata Share of such Term Loan, Collateral Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 2(b) of this Annex I, and Collateral Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have made such amount available to Collateral Agent, such Lender and Borrower severally agree to repay to Collateral Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Collateral Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Collateral Agent made available such amount to Borrower had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Collateral Agent, the amount so repaid shall constitute such Lender’s portion of such Term Loan for purposes of this Agreement.

(ii) To the extent that any Lender has failed to fund any Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Collateral Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lender” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Collateral Agent or a Person reasonably acceptable to Collateral Agent shall have the right with Collateral Agent’s consent and in Collateral Agent’s sole discretion (but Collateral Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Collateral Agent’s request, sell and assign to Collateral Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Collateral Agent.

(d) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Collateral Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

ANNEX X

Management Plan (to be delivered in connection with Section 6.12 and in accordance with the timeline contemplated therein)

ANNEX Y

LOAN INTEREST RATE AND PAYMENT OF PRINCIPAL
(Term Loan)

PLEASE SEE ATTACHED

Month	Beginning Date	Ending Date	Payment Date	Beginning Loan Balance	Greater of Prime Rate or 4.00%	Interest Rate	Interest Earned	PIK Interest	Cash Interest	Pricipal Amortization	Total Payment	Tranche B/ C Funding	Ending Loan Balance
1	8/2/22	8/31/22	9/1/22	$35,000,000.00	5.50%	9.75%	$280,479.45	$64,726.03	$215,753.42	--	$215,753.42	--	$35,064,726.03
2	9/1/22	9/30/22	10/1/22	$35,064,726.03	5.50%	9.75%	$280,998.15	$64,845.73	$216,152.42	--	$216,152.42	--	$35,129,571.75
3	10/1/22	10/31/22	11/1/22	$35,129,571.75	5.50%	9.75%	$290,901.73	$67,131.17	$223,770.56	--	$223,770.56	--	$35,196,702.92
4	11/1/22	11/30/22	12/1/22	$35,196,702.92	5.50%	9.75%	$282,055.77	$65,089.79	$216,965.98	--	$216,965.98	--	$35,261,792.71
5	12/1/22	12/31/22	1/1/23	$35,261,792.71	5.50%	9.75%	$291,996.63	$67,383.84	$224,612.79	--	$224,612.79	--	$35,329,176.55
6	1/1/23	1/31/23	2/1/23	$35,329,176.55	5.50%	9.75%	$292,554.62	$67,512.60	$225,042.02	--	$225,042.02	--	$35,396,689.16
7	2/1/23	2/28/23	3/1/23	$35,396,689.16	5.50%	9.75%	$264,747.84	$61,095.66	$203,652.18	--	$203,652.18	--	$35,457,784.81
8	3/1/23	3/31/23	4/1/23	$35,457,784.81	5.50%	9.75%	$293,619.60	$67,758.37	$225,861.23	--	$225,861.23	--	$35,525,543.18
9	4/1/23	4/30/23	5/1/23	$35,525,543.18	5.50%	9.75%	$284,691.00	$65,697.92	$218,993.07	--	$218,993.07	--	$35,591,241.10
10	5/1/23	5/31/23	6/1/23	$35,591,241.10	5.50%	9.75%	$294,724.73	$68,013.40	$226,711.33	--	$226,711.33	--	$35,659,254.50
11	6/1/23	6/30/23	7/1/23	$35,659,254.50	5.50%	9.75%	$285,762.52	$65,945.20	$219,817.32	--	$219,817.32	--	$35,725,199.70
12	7/1/23	7/31/23	8/1/23	$35,725,199.70	5.50%	9.75%	$295,834.02	$68,269.39	$227,564.63	--	$227,564.63	--	$35,793,469.09
13	8/1/23	8/31/23	9/1/23	$35,793,469.09	5.50%	9.75%	$296,399.34	$68,399.85	$227,999.49	--	$227,999.49	--	$35,861,868.94
14	9/1/23	9/30/23	10/1/23	$35,861,868.94	5.50%	9.75%	$287,386.21	$66,319.89	$221,066.32	--	$221,066.32	--	$35,928,188.83
15	10/1/23	10/31/23	11/1/23	$35,928,188.83	5.50%	9.75%	$297,514.93	$68,657.29	$228,857.64	--	$228,857.64	--	$35,996,846.12
16	11/1/23	11/30/23	12/1/23	$35,996,846.12	5.50%	9.75%	$288,467.88	$66,569.51	$221,898.37	--	$221,898.37	--	$36,063,415.63
17	12/1/23	12/31/23	1/1/24	$36,063,415.63	5.50%	9.75%	$298,634.72	$68,915.71	$229,719.02	--	$229,719.02	--	$36,132,331.34
18	1/1/24	1/31/24	2/1/24	$36,132,331.34	5.50%	9.75%	$299,205.40	$69,047.40	$230,158.00	--	$230,158.00	--	$36,201,378.74
19	2/1/24	2/29/24	3/1/24	$36,201,378.74	5.50%	9.75%	$280,436.71	$64,716.16	$215,720.54	--	$215,720.54	--	$36,266,094.90
20	3/1/24	3/31/24	4/1/24	$36,266,094.90	5.50%	9.75%	$300,313.07	$69,303.02	$231,010.06	--	$231,010.06	--	$36,335,397.92
21	4/1/24	4/30/24	5/1/24	$36,335,397.92	5.50%	9.75%	$291,180.93	$67,195.60	$223,985.33	--	$223,985.33	--	$36,402,593.52
22	5/1/24	5/31/24	6/1/24	$36,402,593.52	5.50%	9.75%	$301,443.39	$69,563.86	$231,879.53	--	$231,879.53	--	$36,472,157.38
23	6/1/24	6/30/24	7/1/24	$36,472,157.38	5.50%	9.75%	$292,276.88	$67,448.51	$224,828.37	--	$224,828.37	--	$36,539,605.89
24	7/1/24	7/31/24	8/1/24	$36,539,605.89	5.50%	9.75%	$302,577.97	$69,825.69	$232,752.28	--	$232,752.28	--	$36,609,431.57
25	8/1/24	8/31/24	9/1/24	$36,609,431.57	5.50%	9.75%	$303,156.18	$69,959.12	$233,197.06	--	$233,197.06	--	$36,679,390.69
26	9/1/24	9/30/24	10/1/24	$36,679,390.69	5.50%	9.75%	$293,937.58	$67,831.75	$226,105.83	--	$226,105.83	--	$36,747,222.44
27	10/1/24	10/31/24	11/1/24	$36,747,222.44	5.50%	9.75%	$304,297.21	$70,222.43	$234,074.77	--	$234,074.77	--	$36,817,444.87
28	11/1/24	11/30/24	12/1/24	$36,817,444.87	5.50%	9.75%	$295,043.91	$68,087.06	$226,956.85	--	$226,956.85	--	$36,885,531.93
29	12/1/24	12/31/24	1/1/25	$36,885,531.93	5.50%	9.75%	$305,442.52	$70,486.74	$234,955.79	--	$234,955.79	--	$36,956,018.67
30	1/1/25	1/31/25	2/1/25	$36,956,018.67	5.50%	9.75%	$306,026.21	$70,621.43	$235,404.78	--	$235,404.78	--	$37,026,640.10
31	2/1/25	2/28/25	3/1/25	$37,026,640.10	5.50%	9.75%	$276,938.98	$63,909.00	$213,029.98	--	$213,029.98	--	$37,090,549.09
32	3/1/25	3/31/25	4/1/25	$37,090,549.09	5.50%	9.75%	$307,140.23	$70,878.52	$236,261.72	--	$236,261.72	--	$37,161,427.61
33	4/1/25	4/30/25	5/1/25	$37,161,427.61	5.50%	9.75%	$297,800.48	$68,723.19	$229,077.29	--	$229,077.29	--	$37,230,150.80
34	5/1/25	5/31/25	6/1/25	$37,230,150.80	5.50%	9.75%	$308,296.25	$71,145.29	$237,150.96	--	$237,150.96	--	$37,301,296.08
35	6/1/25	6/30/25	7/1/25	$37,301,296.08	5.50%	9.75%	$298,921.35	$68,981.85	$229,939.50	--	$229,939.50	--	$37,370,277.93
36	7/1/25	7/31/25	8/1/25	$37,370,277.93	5.50%	9.75%	$309,456.62	$71,413.07	$238,043.55	--	$238,043.55	--	$37,441,691.00
37	8/1/25	8/31/25	9/1/25	$37,441,691.00	5.50%	9.75%	$310,047.98	--	$310,047.98	--	$310,047.98	--	$37,441,691.00
38	9/1/25	9/30/25	10/1/25	$37,441,691.00	5.50%	9.75%	$300,046.43	--	$300,046.43	--	$300,046.43	--	$37,441,691.00
39	10/1/25	10/31/25	11/1/25	$37,441,691.00	5.50%	9.75%	$310,047.98	--	$310,047.98	--	$310,047.98	--	$37,441,691.00
40	11/1/25	11/30/25	12/1/25	$37,441,691.00	5.50%	9.75%	$300,046.43	--	$300,046.43	--	$300,046.43	--	$37,441,691.00
41	12/1/25	12/31/25	1/1/26	$37,441,691.00	5.50%	9.75%	$310,047.98	--	$310,047.98	--	$310,047.98	--	$37,441,691.00
42	1/1/26	1/31/26	2/1/26	$37,441,691.00	5.50%	9.75%	$310,047.98	--	$310,047.98	--	$310,047.98	--	$37,441,691.00
43	2/1/26	2/28/26	3/1/26	$37,441,691.00	5.50%	9.75%	$280,043.33	--	$280,043.33	--	$280,043.33	--	$37,441,691.00
44	3/1/26	3/31/26	4/1/26	$37,441,691.00	5.50%	9.75%	$310,047.98	--	$310,047.98	--	$310,047.98	--	$37,441,691.00
45	4/1/26	4/30/26	5/1/26	$37,441,691.00	5.50%	9.75%	$300,046.43	--	$300,046.43	--	$300,046.43	--	$37,441,691.00
46	5/1/26	5/31/26	6/1/26	$37,441,691.00	5.50%	9.75%	$310,047.98	--	$310,047.98	--	$310,047.98	--	$37,441,691.00
47	6/1/26	6/30/26	7/1/26	$37,441,691.00	5.50%	9.75%	$300,046.43	--	$300,046.43	--	$300,046.43	--	$37,441,691.00
48	7/1/26	7/31/26	8/1/26	$37,441,691.00	5.50%	9.75%	$310,047.98	--	$310,047.98	--	$310,047.98	--	$37,441,691.00
49	8/1/26	8/31/26	9/1/26	$37,441,691.00	5.50%	9.75%	$310,047.98	--	$310,047.98	$3,120,140.92	$3,430,188.89	--	$34,321,550.08
50	9/1/26	9/30/26	10/1/26	$34,321,550.08	5.50%	9.75%	$275,042.56	--	$275,042.56	$3,120,140.92	$3,395,183.48	--	$31,201,409.17
51	10/1/26	10/31/26	11/1/26	$31,201,409.17	5.50%	9.75%	$258,373.31	--	$258,373.31	$3,120,140.92	$3,378,514.23	--	$28,081,268.25
52	11/1/26	11/30/26	12/1/26	$28,081,268.25	5.50%	9.75%	$225,034.82	--	$225,034.82	$3,120,140.92	$3,345,175.74	--	$24,961,127.33
53	12/1/26	12/31/26	1/1/27	$24,961,127.33	5.50%	9.75%	$206,698.65	--	$206,698.65	$3,120,140.92	$3,326,839.57	--	$21,840,986.42
54	1/1/27	1/31/27	2/1/27	$21,840,986.42	5.50%	9.75%	$180,861.32	--	$180,861.32	$3,120,140.92	$3,301,002.24	--	$18,720,845.50
55	2/1/27	2/28/27	3/1/27	$18,720,845.50	5.50%	9.75%	$140,021.67	--	$140,021.67	$3,120,140.92	$3,260,162.58	--	$15,600,704.58
56	3/1/27	3/31/27	4/1/27	$15,600,704.58	5.50%	9.75%	$129,186.66	--	$129,186.66	$3,120,140.92	$3,249,327.57	--	$12,480,563.67
57	4/1/27	4/30/27	5/1/27	$12,480,563.67	5.50%	9.75%	$100,015.48	--	$100,015.48	$3,120,140.92	$3,220,156.39	--	$9,360,422.75
58	5/1/27	5/31/27	6/1/27	$9,360,422.75	5.50%	9.75%	$77,511.99	--	$77,511.99	$3,120,140.92	$3,197,652.91	--	$6,240,281.83
59	6/1/27	6/30/27	7/1/27	$6,240,281.83	5.50%	9.75%	$50,007.74	--	$50,007.74	$3,120,140.92	$3,170,148.65	--	$3,120,140.92
60	7/1/27	8/2/27	8/2/27	$3,120,140.92	5.50%	9.75%	$27,504.26	--	$27,504.26	$3,120,140.92	$3,147,645.17	--	$0.00